Exhibit 99.2

PACKAGING CORPORATION OF AMERICA COMPLETES ACQUISITION OF BOISE INC.

LAKE FOREST, IL, October 25, 2013—Packaging Corporation of America (NYSE:PKG) today announced the completion of its acquisition of Boise Inc. (NYSE:BZ). After the previously announced completion of the tender offer for all of the outstanding shares of Boise, PCA completed the second step merger under Delaware law, making Boise a wholly-owned subsidiary of PCA.

At the effective time of the merger, all shares of Boise common stock not purchased in the tender offer (excluding those shares for which holders properly exercise appraisal rights under Delaware law and those held by PCA or Boise or their respective wholly owned subsidiaries) were converted into the right to receive $12.55 in cash, without interest and less any required withholding taxes, which is the same price that was paid for shares of Boise common stock purchased in the tender offer. Boise common stock will no longer be listed on the New York Stock Exchange or any other securities exchange.

About the new PCA

The combined company, headquartered in Lake Forest, IL, is the fourth largest producer of containerboard and corrugated packaging products in the United States. PCA will now operate eight mills and 97 corrugated product plants and related facilities. PCA is the third largest producer of uncoated freesheet paper in North America. Paper products include imaging papers for the office and home, printing and converting papers, and papers used in packaging, such as pressure sensitive papers.

This news release contains forward-looking statements that are based on PCA’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. Forward-looking statements involve significant risks and uncertainties, including whether the anticipated benefits of the acquisition of Boise can be achieved and those more fully described in the Securities and Exchange Commission (SEC) reports filed by PCA, including PCA’s most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and Form 8-K. Please refer to PCA’s most recent Forms 10-K, 10-Q and 8-K for additional information on the uncertainties and risk factors related to PCA’s business. Unless otherwise noted, PCA is providing this information as of Oct. 25, 2013, and expressly disclaims any duty to update information contained in this news release.

Packaging Corporation of America

Barbara Sessions

INVESTOR RELATIONS: (877) 454-2509

PCA’s Website: www.packagingcorp.com